                              ARTICLES OF AMENDMENT
                          TO ARTICLES OF INCORPORATION
                                       OF
                            INTERNET RECREATION, INC.

Pursuant to the provision of section 607.1006, Florida Statues, this Florida profit corporation adopts the following articles of amendment to its articles of incorporation:

FIRST: Amendment adopted:
Article III  SHARES is deleted in its entirety and replaced with the following;

         ARTICLES III SHARES
         The Corporation is authorized to issue 100,000,000 shares of common stock with a  par value of $.0001 per share

         The Corporation is authorized to issue 100,000,000 shares of preferred stock with a par value of $0001 per share in five series and the Board of Directors is authorized to establish the number of shares to be included in each series and the preferences, rights of conversion, limitations and other relative rights of each series.

         All or part of said shares may be issued by the Corporation form time to time  and for such consideration as may be determined upon or fixed by the Board of Directors, as provided by law.

SECOND: This amendment was adopted by the Corporation on May 17, 2001.
THIRD: The amendment was approved by the shareholders.  The number of votes cast for the amendment was sufficient for approval.

Signed this 17th day of May, 2001.

Signature /s/ Cathy Williamson
-----------------------------
Cathy Williamson